Exhibit 99.(e)

UNDERWRITING AGREEMENT

THIS AGREEMENT is made as of April 1, 2007 by and between PFPC DISTRIBUTORS, INC., a Massachusetts corporation (“PFPC Distributors”), and PAX WORLD FUNDS SERIES TRUST I, a Massachusetts business trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is currently offering units of beneficial interest (such units of all series are hereinafter called the “Shares”), representing interests in investment portfolios of the Trust identified on Exhibit A hereto (the “Funds”) which are registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”); and

WHEREAS, the Trust wishes to retain PFPC Distributors to serve as distributor for the Funds to provide for the sale and distribution of the Shares of the Funds identified on Exhibit A and for such additional classes or series as the Trust may issue, and PFPC Distributors wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions.  As Used in this Agreement:

(a)           “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Trust.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)                                 “NASD” means the National Association of Securities Dealers, Inc.

(e)                                  “Oral Instructions” mean oral instructions received by PFPC Distributors from an Authorized Person or from a person reasonably believed by PFPC Distributors to be an Authorized Person. PFPC Distributors may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)                                    “Registration Statement” means any Registration Statement, including the Prospectus and Statement of Additional Information relating to the Trust filed with the SEC on Form N-1A and any amendments or supplements thereto then in effect.

(g)                                 “Securities Laws” mean the 1933 Act, the 1934 Act, and the 1940 Act.

(h)                                 “Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC Distributors or (ii) trade instructions transmitted (and received by PFPC Distributors) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.                                      Appointment.  As of the date first set forth above, the Trust hereby appoints PFPC Distributors to serve as the distributor of its Shares in accordance with the terms set forth in this Agreement.  PFPC Distributors accepts such appointment and agrees to furnish such services. The Trust understands that PFPC Distributors is now, and may in the future be, the distributor of the shares of several investment companies or series (collectively, the “Investment Entities”), including Investment Entities having investment objectives similar to those of the Funds.  The Trust further understands that investors and potential investors in the Funds may invest in shares of such other Investment Entities.  The Trust agrees that PFPC Distributors’ duties to such Investment Entities shall not be deemed in conflict with its duties to the Trust under this Agreement.  PFPC Distributors shall be under no duty to take any action hereunder on behalf of the Trust or any Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Distributors and the Trust in a written amendment hereto.

3.                                      Compliance with Rules and Regulations.  PFPC Distributors undertakes to comply with all applicable laws, rules and regulations, including, without limitation, applicable requirements of the Securities Laws and all applicable rules and regulations promulgated by the SEC thereunder, and all applicable rules and regulations by any securities associationregistered under the 1934 Act.  Except as specifically set forth herein, PFPC Distributors assumes no responsibility for such compliance by the Trust or any other entity.

4.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, PFPC Distributors shall act only upon Oral Instructions or Written Instructions.

(b)                                 PFPC Distributors shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC Distributors to be an Authorized Person) pursuant to this Agreement.  PFPC Distributors may assume that any Oral Instruction or Written

Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Funds’ shareholders, unless and until PFPC Distributors receives Written Instructions to the contrary.

(c)                                  The Trust agrees to forward to PFPC Distributors Written Instructions confirming Oral Instructions so that PFPC Distributors receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PFPC Distributors or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Distributors’ ability to rely upon such Oral Instructions.

5.             Right to Receive Advice.

(a)                                  Advice of the Trust.  If PFPC Distributors is in doubt as to any action it should or should not take, PFPC Distributors may request directions or advice, including Oral Instructions or Written Instructions from the Trust.

(b)                                 Advice of Counsel.  If PFPC Distributors shall be in doubt as to any question of law pertaining to any action it should or should not take with respect to the Trust, PFPC Distributors may (i) upon prior notice to the Trust, request advice from the Trust’s counsel (“Trust Counsel”) at the Trust’s expense; or (ii) upon prior written notice to the Trust, request advice from PFPC Distributors’ counsel (“PFPC Counsel”) at PFPC Distributors’ expense.

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Distributors receives from the Trust,

and the advice it receives from Trust Counsel, PFPC Distributors may, in good faith, rely upon and follow the advice of Trust Counsel, provided that reasonable prior written notice has been given to the Trust. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Distributors receives from the Trust and the advice it receives from PFPC Counsel, PFPC Distributors shall notify the Trust in writing regarding such conflict. The Trust shall, within a reasonable period of time after receipt of such notice, notify PFPC Distributors in writing of its agreement or disagreement to any actions or any omissions to act PFPC Distributors proposes to take pursuant to PFPC Counsel’s advice. If the Trust (i) does not respond to PFPC Distributors within a reasonable period of time; or (ii) responds with agreement to PFPC Distributors’ proposed actions or omissions PFPC Distributors proposes to take pursuant to PFPC Counsel’s advice; then PFPC Distributors may, in good faith, rely upon and follow the advice of PFPC Counsel. However, in the event that the Trust has timely notified PFPC Distributors in writing of its disagreement with PFPC Distributors’ proposed actions or omissions, PFPC Distributors and the Trust shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of the Trust’s objection. If, after such consultations, PFPC Distributors and the Trust are unable to agree on the actions or omissions in question, PFPC Distributors and the Trust shall consult independent counsel reasonably acceptable to both parties (“Independent Counsel”), the expense of such Independent Counsel to be split 50/50 between PFPC Distributors and the Trust, and PFPC Distributors may, after such advice is delivered to PFPC

Distributors and the Trust, follow and rely upon the advice of such Independent Counsel.

(d)                                 Protection of PFPC Distributors.  PFPC Distributors shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Trust or from Trust Counsel, or, if PFPC Distributors follows and acts in accordance with the provision of paragraph (c) hereof, PFPC Counsel or Independent Counsel, as applicable; provided that PFPC Distributors believes, in good faith, that such action or inaction is consistent with those directions or advice or Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon PFPC Distributors (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC Distributors’ properly taking or not taking such action.

6.                                      Records; Visits.  The books and records pertaining to the Trust, which are in the possession or under the control of PFPC Distributors, shall be the property of the Trust.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Trust and Authorized Persons shall have access to such books and records at all times during PFPC Distributors’ normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC Distributors to the Trust or to an Authorized Person, at the Trust’s expense. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and in such case copies of such books and records will, upon request from the Trust, be provided to the Trust or an Authorized Person in such form of electronic media. PFPC Distributors will return all such books and records to the Trust upon termination of this Agreement, and the Trust will reimburse PFPC Distributors for the reasonable out-of-pocket expenses incurred by PFPC Distributors to return all such books and records to the Trust. PFPC Distributors may retain copies as are required under applicable law or customary archival purposes. If PFPC Distributors is required by law to retain copies of certain documents and the Trust demands the return of the applicable original documents, then PFPC Distributors may make such copies, and the Trust will reimburse PFPC Distributors for the reasonable out-of-pocket expenses incurred by PFPC Distributors in making such copies.

7.                                      Disaster Recovery. PFPC Distributors shall establish and maintain an adequate Business Continuity Plan in accordance with NASD Conduct Rule 3510 which includes, but is not limited to, establishing emergency data recovery policies and procedures (a “Disaster Recovery Plan”), which are commercially reasonable in light of the services to be provided.  In the event of equipment failures, PFPC Distributors shall, at no expense to the Trust, take reasonable steps to minimize service interruptions. PFPC Distributors shall have no liability with respect to the loss of data or services interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC Distributors’ own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

8.             Confidentiality.

(a)                                  Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about investments, investment strategies, investment research, research and portfolio management methodologies, product plans, marketing strategies, finances, operations, customer relationships, customer profiles (including nonpublic financial and other information relating to customers), customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC Distributors, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC Distributors a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; or (d) is released by the protected party to a third party without restriction. Confidential Information may be disclosed by the receiving party (the party that received the Confidential Information from the protected party) where the Confidential Information (a) is required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or order made pursuant to applicable law, provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; (b) is reasonably relevant to the defense of any claim or cause of action asserted against the receiving party, provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; (c) is Trust information provided by PFPC Distributors in connection with an independent third party compliance or other review, provided that the recipient is bound by a duty of confidentiality; or (d) release of such information by PFPC Distributors is necessary in connection with the provision of services under this Agreement, provided that the recipient is bound by a duty of confidentiality.  The provisions of this Section 8 shall survive termination of this Agreement for a period of three (3) years after such termination.

(b)                                 Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement.  Each party agrees that, with respect to such information, it will comply with

Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

(c)                                  PFPC Distributors shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to customers of the Funds.

9.                                      Compensation.

(a)                                  As compensation for services rendered by PFPC Distributors during the term of this Agreement, PFPC Distributors will be entitled to the compensation as may be agreed to from time to time in writing by the Trust and PFPC Distributors (the “Fee Letter”).  The Trust acknowledges that PFPC Distributors may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

10.                               Standard of Care/Limitations of Liability.

(a)                                  PFPC Distributors shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by PFPC Distributors and the Trust in a written amendment hereto.  PFPC Distributors shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.

(b)                                 Subject to the terms of this Section 10, PFPC Distributors shall be liable to the Trust (or any person or entity claiming through the Trust) for damages only to the extent caused by PFPC Distributor’s own willful misfeasance, bad faith or gross negligence of PFPC Distributors in the performance of its obligations or duties under this Agreement, PFPC Distributor’s reckless disregard of its obligations or duties under this Agreement, or from PFPC Distributors’ failure to comply with the laws, rules and regulations applicable to it in connection with its activities hereunder (“Standard of Care”).

(c)                                  PFPC Distributors shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d)                                 PFPC Distributors shall not be liable for losses beyond its control, including, without limitation, delays or errors or loss of data occurring by reason of circumstances beyond PFPC Distributors’ control, provided that PFPC Distributors has acted in accordance with the Standard of Care set forth in Section

10(a) above and has adopted and implemented a commercially responsible Disaster Recovery Plan;

(e)                                  PFPC Distributors shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Distributors reasonably believes to be genuine.  PFPC Distributors shall not be liable for any damages that are caused by actions or omissions taken by PFPC Distributors in accordance with Written Instructions or advice of counsel. PFPC Distributors shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Trust or for any failure to discover any such error or omission.

(f)                                    Neither PFPC Distributors nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC Distributors or its affiliates.

(g)                                 Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)                                 This Section 10 shall survive termination of this Agreement for a period of three (3) years after such termination..

(i)                                     Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Trust or for any failure to discover any such error or omission.

11.                               Indemnification.

(a)                                  Absent PFPC Distributor’s failure to meet its Standard of Care (defined in Section 10 above), the Trust agrees to indemnify, defend and hold harmless PFPC Distributors, its officers, directors, employees and agents and any person who controls PFPC Distributors within the meaning of Section 15 of the 1933 Act (collectively, “Distributor Indemnitees”) from all expenses, claims, damages, losses and liabilities (includingreasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from any action or omission to act which PFPC Distributors takes in connection with the provision of services to the Trust.

(b)                                 Absent PFPC Distributor’s failure to meet its Standard of Care (defined in Section 10 above), The Trust agrees to indemnify, defend and hold harmless the Distributor Indemnitees (a) from and against any and all claims, costs, expenses (including reasonable attorneys’ fees) losses, damages, charges, payments and liabilities of any sort or kind which the Distributor Indemnitees may incur under the 1933 Act, under any other statute, at common law or otherwise, arising out of or based upon:  (i) any untrue statement, or alleged untrue statement, of a material fact contained in the Trust’s Registration Statement, Prospectus, Statement of Additional Information, or sales literature (including amendments and supplements thereto), or (ii) any omission, or alleged omission, to state a material fact required to be stated in the Trust’s Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), necessary to make the statements therein not misleading, provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to the Trust by PFPC Distributors or its affiliated persons for use in the Trust’s Registration Statement, Prospectus, or Statement of Additional Information or sales literature (including amendments or supplements thereto), such indemnification is not applicable; and (b) from and against any and all such claims, demands, liabilities and expenses (including such costs and counsel fees) which you, your officers and directors, or such controlling person, may incur in connection with this Agreement or PFPC Distributors’ performance hereunder (but excluding such claims, demands, liabilities and expenses (including such costs and counsel fees) arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement or any Prospectus or Statement of Additional Information or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in either any Registration Statement or any Prospectus or Statement of Additional Information or necessary to make the statements in either thereof not misleading), unless such claims, demands, liabilities and expenses (including such costs and counsel fees) arise by reason of PFPC Distributors’ willful misfeasance, bad faith or gross negligence in the performance of PFPC Distributors’ duties hereunder.  The Trust acknowledges and agrees that in the event that PFPC Distributors, at the request of the Trust, is required to give indemnification comparable to that set forth in this paragraph to any broker-dealer selling Shares of the Funds or servicing agent servicing the shareholders of the Funds and such broker-dealer or servicing agent shall make a claim for indemnification against PFPC Distributors, PFPC Distributors shall make a similar claim for indemnification against the Trust.

(c)                                  PFPC Distributors agrees to indemnify and hold harmless the Trust, its several officers, Trustees, employees and each person, if any, who controls a Fund within the meaning of Section 15 of the 1933 Act (the “Trust Indemnitees”) against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which the Trust Indemnitees may incur under the 1933 Act, under any other statute, at common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Trust’s Registration Statement, Prospectus or Statement of Additional Information or sales literature (including amendments and supplements thereto), or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished or confirmed in writing to the Trust by PFPC Distributors or its affiliated persons (as defined in the 1940 Act).  The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or any such person shall be entitled to as a matter of law.

(d)                                 In any case in which one party hereto (the “Indemnifying Party”) may be asked to indemnify or hold the other party hereto (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party (except to the extent the Indemnifying Party shows that the delay prejudiced the defense of the action), and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party may participate in the defense against, and shall have the option to defend the Indemnified Party against, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects to assume the defense, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim. In the event that the Indemnifying Party does not elect to assume the defense of any such suit within 30 days of its receipt of notice of the Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party.  Each party agrees promptly to notify the other of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issue and sale of any Shares.  The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the

Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

(e)                                  The provisions of this Section 11 shall survive termination of this Agreement.

 12.                            Duties and Obligations of the Trust.

(a)                                  The Trust represents to PFPC Distributors that all Registration Statements and Prospectuses filed by the Trust with the SEC under the 1933 Act with respect to the Shares have been prepared in conformity with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder.  Except as to information included in the Registration Statement in reliance upon information provided to the Trust by PFPC Distributors or any affiliate of PFPC Distributors, the Trust represents and warrants to PFPC Distributors that any Registration Statement, when such Registration Statement becomes effective, will contain statements required to be stated therein in conformity with the 1933 Act and the rules and regulations of the SEC; that all statements of fact contained in any such Registration Statement will be true and correct when such Registration Statement becomes effective; and that no Registration Statement when such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares.  PFPC Distributors may but shall not be obligated to propose from time to time such amendment or amendments to any Registration Statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the PFPC Distributors’ counsel, be necessary or advisable.  PFPC Distributors shall promptly notify the Trust of any advice given to it by its counsel regarding the necessity or advisability of amending or supplementing such Registration Statement.  If the Trust shall not propose such amendment or amendments and/or supplement or supplements within fifteen days after receipt by the Trust of a written request from PFPC Distributors to do so, PFPC Distributors may, at its option, terminate this Agreement. The Trust authorizes PFPC Distributors to use any Prospectus or Statement of Additional Information in the form furnished from time to time in connection with the sale of the Shares.  The Trust shall provide reasonable advance written notice of its intent to file any amendment to any Registration Statement or supplement to any Prospectus.

(b)                                 The Trust represents and warrants to PFPC Distributors that the Trust is an investment company registered under the 1940 Act and the Shares sold by each Fund are, and will be, registered under the 1933 Act.

(c)                                  The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information relating to the Shares, and when determined shall be applicable to all transactions as provided in the Prospectus.  The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust.  PFPC Distributors shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(d)                                 Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Trust may decline to accept any orders for, or make any sales of, the Shares until such time as the Trust deems it advisable to accept such orders and to make such sales, and the Trust advises PFPC Distributors promptly of such determination.

(e)                                  The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as PFPC Distributors may request.  The Trust shall notify PFPC Distributors in writing of the states in which the Shares may be sold and shall notify PFPC Distributors in writing of any changes to the information contained in the previous notification.

13.          Duties and Obligations of PFPC Distributors.

(a)                                  PFPC Distributors will act on behalf of the Trust for the distribution of the Shares covered by the Registration Statement under the 1933 Act and provide the distribution services outlined below and as follows:  (i) preparation and execution of sales or servicing agreements, (ii) preparation of quarterly 12b-1 Reports to the Board, (iii) literature review, recommendations and submission to the NASD.

(b)                                 PFPC Distributors agrees to use efforts deemed appropriate by PFPC Distributors to solicit orders for the sale of the Shares and will undertake such advertising and promotion as it believes reasonable in connection with such solicitation.  To the extent that PFPC Distributors receives fees under any plan adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act, PFPC Distributors agrees to furnish and/or enter into arrangements with others for the furnishing of marketing or sales services with respect to the Shares as may be required pursuant to such plan.  To the extent that PFPC Distributors receives shareholder services fees under any shareholder services plan adopted by the Trust, PFPC Distributors agrees to furnish and/or enter into arrangements with others for the furnishing of, personal and/or account maintenance services with respect to the relevant shareholders of the Funds as may be required pursuant to such plan.  It is contemplated that PFPC Distributors will enter into sales or servicing agreements with securities dealers, financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms. PFPC Distributors will require each dealer with whom PFPC Distributors has a selling agreement to conform to the applicable provisions of the Prospectus, with respect to the public offering price of the Shares, and PFPC Distributors shall not cause the Trust to withhold the placing of purchase orders so as to make a profit thereby.

(c)                                  PFPC Distributors shall not utilize any materials in connection with the sale or offering of Shares except the Trust’s Prospectus and Statement of Additional Information and such other materials as the Trust shall provide or approve. The Trust agrees to furnish PFPC Distributors with sufficient copies of any and all:  agreements, plans, communications with the public or other materials which the Trust intends to use in connection any sales of Shares, in adequate time for PFPC Distributors to file and clear such materials with the proper authorities before they are put in use.  PFPC Distributors and the Trust may agree that any such material does not need to be filed subsequent to distribution.  In addition, the Trust agrees not to use any such materials until so filed and cleared for use, if required, by appropriate authorities as well as by PFPC Distributors.

(d)                                 PFPC Distributors will transmit any orders received by it for purchase or redemption of the Shares to the transfer agent for the Trust. PFPC Distributors will have no liability for payment for the purchase of Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares.

(e)                                  No Shares shall be offered by either PFPC Distributors or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current Prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem Shares tendered for redemption by any shareholder in accordance with the provisions of the Trust’s Registration Statement, Declaration of Trust, or bylaws.

14.                               Duration and Termination. This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty, on at least sixty days’ written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, or by PFPC Distributors.  This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).  In the event the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor distributor or other service provider will be borne by the Trust.

15.                               Notices.  Notices shall be addressed (a) if to PFPC Distributors, at 760 Moore Road, King of Prussia, Pennsylvania 19406, Attention: President (or such other address as PFPC may inform the Trust in writing) with a copy to 301 Bellevue Parkway, Wilmington, Delware 19809, Attention: Jodi Jamison, Chief Legal Officer; (b) if to the Trust, at 30 Penhallow Street, Suite 400, Portsmouth, NH 03801 , Attention:  John Boese or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

16.                               Amendments.  This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17.                               Non-Solicitation.  During the term of this Agreement and for one year thereafter, the

Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Distributors’ employees, and the Trust shall notify the Trust’s sponsor and the Trust’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Distributors’ employees..  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC Distributors employee by the Trust if the PFPC Distributors employee was identified by the Trust as a result of the PFPC Distributors employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

18.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.                               Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.                               Miscellaneous.

(a)                                  Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)                                 No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Distributors hereunder without the prior written approval of PFPC Distributors, which approval shall not be unreasonably withheld or delayed.

(c)                                  Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)                                 Information. The Trust will provide such information and documentation as PFPC Distributor may reasonably request in connection with services provided by PFPC Distributor to the Trust.

(e)                                  Governing Law.  This Agreement shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

(f)                                    Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)                                 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)                                 Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)                                     Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Distributors will request (or already has requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC Distributor may also ask (and may have already asked) for additional identifying information, and PFPC Distributor may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(j)                                     Anti-Money Laundering Compliance.

i.                                          Each of PFPC Distributors and the Trust acknowledge that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants to the other party that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

ii.                                       PFPC Distributors shall include contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by PFPC Distributors with any dealer that is authorized to effect transactions in Shares of the Trust.

iii.                                    Each of PFPC Distributors and the Trust agrees that it will take such further steps and cooperate with the other as may be reasonably necessary,

to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).

(k)                                  Matters Relating to the Trust as a Massachusetts Business Trust. It is expressly agreed that the obligations of the Trust arising under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC DISTRIBUTORS, INC.

By:	/s/ Bruno DiStefano

Title:	VP

PAX WORLD FUNDS SERIES TRUST I

By:	/s/ John Boese

Title:	Chief Compliance Officer

EXHIBIT A

THIS EXHIBIT A, dated as of April 1, 2007, is Exhibit A to that certain Underwriting Agreement dated as of April 1, 2007, between PFPC Distributors, Inc. and Pax World Funds Series Trust I.

FUNDS

Pax World Balanced Fund

Pax World Growth Fund

Pax World High Yield Bond Fund